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                                                                   EXHIBIT 10.64

                                SUPPLY AGREEMENT

This Supply Agreement (hereinafter the "Agreement") is made and entered into by and among Coinmach Corporation (hereinafter "Coinmach"), Super Laundry Equipment Corporation (hereinafter "Super Laundry"), (Coinmach and Super Laundry collectively being referred to herein as "Buyer"), and Alliance Laundry Systems LLC, a Delaware limited liability company (hereinafter "Seller').

                                   WITNESSETH

     WHEREAS, Buyer is in the business of providing vended and non-vended laundry equipment services for multi-family housing units, owning and operating their own coin laundries, and is also a distributor of coin laundry and on-premise laundry equipment and laundromat stores; and

     WHEREAS, Buyer wishes to assure itself of an ongoing business relationship with Seller, which is beneficial to Buyer in terms of assuring that Buyer has access in sufficient quantities to the Seller's latest products and technology in the Buyer's business, and other complementary benefits; and

     WHEREAS, Buyer previously entered into a Supply Agreement with Seller, dated as of May 1, 1998; and subsequently revised and extended April 30, 2002, June 21, 2002, October 22, 2002 and November 26, 2002 (the "Existing Supply Agreement"); and

     WHEREAS, Buyer and Seller now desire to enter into this Agreement, pursuant to which Buyer will purchase certain of its requirements of the Products from Seller, in replacement of the Existing Supply Agreement, in order to extend the term of the relationship between Buyer and Seller, and to put into effect for the term hereof (as defined in Section 11) the current pricing structure as reflected on Exhibits A, B, C and D attached hereto.

     NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   Requirements Contract - For the term hereof (as defined in Section
          11), so long as Seller is a manufacturer of the Products defined in
          Section 2 herein and so long as Buyer leases and/or operates premises on which one or more coin-operated or card-operated washing machines and/or dryers are located; and/or is an authorized distributor for Seller's Products in one or more territories, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, Buyer's requirements of Products on the terms and conditions contained herein. In the event Buyer wishes to lease Products, Buyer further agrees to specify to the lessor that such Products

**Multiple asterisks throughout this Agreement indicate that the portion of this document so marked has been omitted as a confidential portion of this document and has been filed separately with the Securities and Exchange Commission.**

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          must be purchased from Seller.

     2. Definition of Products - For purposes of this Agreement, the parties agree that the following are the defined "Products" referenced in this Agreement;

               a) All coin-operated or card-operated washing machines and front load washers;

               b) All coin-operated or card-operated dryers, stacked dryers, and tumbler dryers; and

               c) All new replacement and new repair parts for any and all of Seller's coin-operated or card-operated washing machines, dryers, frontload washers, stacked dryers and tumbler dryers owned by, leased to or serviced by Buyer.

     3. Price - The prices to be charged Buyer will be **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST**

          All prices are stated on an FOB shipping point basis, except Seller will prepay freight on orders of 42 or more route style products of Seller's washers and dryers (21 or more for route style stacked dryers) for shipments within the continental United States and, for shipments into Mexico, will prepay freight to a destination point selected by Buyer on the U.S. - Mexican border. For shipments of home style products to Appliance Warehouse, Seller will prepay freight on shipments of 12 units or more. For shipments of all products for distribution, seller will prepay freight on shipments of full truckloads of equipment [number of units will vary depending on size and mix of models].

          The current prices to be charged Buyer for replacement and repair parts are those set forth in Seller's published parts price lists, stated as either a net price or a suggested list price; however, if such price is listed as a suggested list price, Buyer shall be charged suggested list price less a **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST**

          Seller reserves the right to select the carrier and shipping point for Products, as long as current transit times are not materially affected. Payment terms shall be **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST**; provided, however, that Seller retains the right to adjust payment terms in the event that Buyer fails to maintain its timeliness of payment in all material respects (and after notice there is no cure within thirty (30) days).

     4. Rights with Respect to Future Prices - Seller shall have the right to change the prices charged Buyer for Products, except for "Special" models, upon sixty (60) days prior written notice. The percentage increases in prices by Seller shall not exceed the percentage price increases which are implemented with respect to Seller's other customers as documented by Seller's published manufacturer's list

**Multiple asterisks throughout this Agreement indicate that the portion of this document so marked has been omitted as a confidential portion of this document and has been filed separately with the Securities and Exchange Commission.**

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          prices. **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST**

     5. Competitive Product Subject to the terms hereof and in consideration of Seller's agreement to provide significant discount pricing, Buyer agrees to purchase at least ** OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST ** of its needed Products from Seller during the term of the Agreement. In addition, if Seller is unable to deliver Products which Buyer has ordered within ten (10) days of the date such Products would be shipped in the ordinary course of Seller's business, Buyer has the right to instead purchase a like number of pieces of equipment of comparable grade and quality from any other person; provided that any such failures to deliver Products within 45 days from the date such Products were ordered shall be deemed to be a Default hereunder. In the event Buyer requires certain items of laundry equipment with respect to which none of the Products manufactured by Seller substantially conform to the specifications of such equipment as required by Buyer, then, notwithstanding the provisions contained in the first sentence of this Section 5, Buyer shall be free to purchase such equipment from any other person.

          In the event, Buyer receives a proposal from a customer specifying certain equipment other than Seller's and after a good faith effort to convince the customer to purchase Buyers equipment customer demands other equipment, such equipment will be excluded from the **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST** requirement.

     6. Technical Support - Seller will commit resources to work directly with Buyer on projects mutually beneficial to both parties, including but not limited to audit control, electronic display, card-actuated washers and dryers and stacked frontload washer/dryer combinations. This is required by Buyer to ensure timely response to competitive new product developments and to allow Buyer to be more competitive by offering more efficient customer friendly laundry equipment services.

     7. Forecasting and Logistics - Three business days prior to the beginning of each month, the Buyer shall provide Seller a rolling 90 day forecast of monthly requirements for each of the product categories, as defined in Section 2 (a) of the Seller's route business except that the first 30 days of the forecast shall be by model. Quantities provided in the forecast will not be binding on Buyer but only serve to evidence the good faith estimate of future requirements.

          Buyer and Seller will work cooperatively and use their good faith efforts to optimize order processing and distribution logistics using the following guidelines:

               a) The locations listed below will order in full truckload quantities:

                    Cranbury, NJ     Glendale, CA

**Multiple asterisks throughout this Agreement indicate that the portion of this document so marked has been omitted as a confidential portion of this document and has been filed separately with the Securities and Exchange Commission.**

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                    Dallas, TX       Syosset, NY
                    Houston, TX      Elkridge, MD
                    Union City, CA

               b) Intermodel shipments (truckloads on trains) will be made to these locations with the associated estimated transit time:

                       Location      Transit Time
                    --------------   ------------
                    Dallas, TX         3-4 days
                    Glendale, CA       5-6 days
                    Houston, TX        3-4 days
                    Union City, CA     3-4 days

               c) Buyer must order in increments of 6 for topload washers, electric dryers, and gas dryers and in increments of 3 for stacked dryers - gas and stacked dryers - electric.

     8. Product Reliability - Buyer will share, with Seller, service history and product reliability data which is readily available to Buyer concerning the performance of Seller's products.

     9. Warranty - All Products sold to Buyer shall be sold to Buyer with Seller's standard commercial limited parts warranties, unless otherwise specified by Seller and mutually agreed to in writing by Buyer in advance of any sales; except, however, the Speed Queen branded route and homestyle Washers, Dryers and Stack Dryers shipped by Seller to Buyer on or after January 27, 1997 shall be sold to Buyer without warranty, provided, however, that Seller shall reimburse Buyer for any cost of material incurred by Buyer which is attributable to Seller's verified "Epidemic Failure" of component parts, as well as labor allowances to be agreed upon by Seller and Buyer. An "Epidemic Failure" of a component part occurs when there is in excess of a **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST** failure rate for the preceding twelve (12) months for that component based on quantities shipped to Buyer. Seller will extend standard warranty on all electronic control boards of Money Master, Net Master and MDC products. Seller will continue to extend standard warranty on all distribution-style products.

          Buyer reserves the right to purchase the Speed Queen branded Washers, Dryers and Stack Dryers with Seller's standard commercial limited parts warranties by paying the extra amount specified in Exhibit B upon sixty (60) days written notice. If the Buyer chooses to buy with warranty during the term of this Agreement, then the Buyer may not make another election to buy without warranty during the remainder of the Agreement.

     10. Default and Arbitration - Each of the following shall constitute an Event of Default under this Agreement:

**Multiple asterisks throughout this Agreement indicate that the portion of this document so marked has been omitted as a confidential portion of this document and has been filed separately with the Securities and Exchange Commission.**

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          a)   Default in the payment when due of any amount owed to either
               Party by the other under this Agreement, if such failure continues for a period of thirty (30) days after payment was due;

          b) Default in the obligation to obtain all Products from Seller in the manner set forth in Sections 1, 2 and 5, if such failure continues for a period of thirty (30) days after notice by Seller of such default; and

          c)   Default in any of Seller's obligations to Buyer hereunder.

     Upon the occurrence and continuation of an Event of Default hereunder, Seller, in the case of an Event of Default under clause A or B of this
     Section 10, and Buyer, in the case of an Event of Default under clause A or C of this Section 10, shall have the non- exclusive right to commence appropriate proceedings in any state court located in New York, New York, or in the federal courts for the Southern District of New York, Buyer and Seller hereby agreeing that it irrevocably submits to the jurisdiction of such courts and waives, to the fullest extent such party may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. The foregoing notwithstanding, if there is a dispute arising out of any of the other terms of this Agreement, such dispute shall be immediately submitted to arbitration in New York, New York, by a retired judge provided by the Judicial Arbitration and Mediation Service in accordance of the commercial rules then in effect of the American Arbitration Association, and any award of such arbitration shall be final and binding upon the parties.

     11.  Term

          a) The initial term of this Agreement shall be **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST** commencing on **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST** and ending on **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST**.

          b) Buyer shall have the right to terminate this Agreement upon the occurrence of a "Change of Control" (as hereafter defined) affecting Buyer and the giving of written notice to Seller specifying a termination date of not less than 120 days following the later of the date upon which such "Change of Control" occurred or the date of such notice. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred upon the earliest of the following events: (i) upon the sale, transfer or other disposition, on a cumulative basis subsequent to the date of this Agreement, of equity securities in a party representing interests sufficient to elect a majority of the board of

**Multiple asterisks throughout this Agreement indicate that the portion of this document so marked has been omitted as a confidential portion of this document and has been filed separately with the Securities and Exchange Commission.**

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               directors or other persons responsible for the management or governance of Buyer or of Coinmach Laundry Corporation, a Delaware corporation ("CLC"), the sole shareholder of Buyer; (ii) upon any other occurrence after the date of this Agreement resulting in the ability of any person or group of persons not presently in control of Buyer or CLC to, directly or indirectly, exercise actual control over the direction and management of Buyer or CLC; or (iii) the sale or other disposition of all or substantially all of the assets of Buyer; provided, however, that no Change of Control hereunder shall be deemed to have occurred following the sale or issuance by Buyer or CLC of any class of equity securities if such securities are sold in a transaction pursuant to a registration statement which has been declared effective by the U.S. Securities and Exchange Commission.

          c)   Buyer shall have the right to terminate this Agreement upon sixty
               (60) days written notice, upon the occurrence of a default affecting Seller under any of its bank agreements or bond indentures. Seller must inform Buyer within 10 days of a default under its debt agreements.

     12. Notice - Except as otherwise provided herein, any notice required hereunder shall be in writing and shall be deemed to have been validly served, given, or delivered upon (a) deposit in the United States certified or registered mails, with proper postage prepaid, (b) deposit with a reputable overnight courier with all charges prepaid, or (c) delivery, if hand-delivered by messenger, all of which must be properly addressed to the party to be notified as follows:

          If to Seller at:   Attn.: Chief Executive Officer
                             Alliance Laundry Systems LLC
                             Shepard Street
                             P.O. Box 990
                             Ripon, WI 54971-0990

          with a copy to:    Attn.: Senior Vice President Sales and Marketing
                             Alliance Laundry Systems LLC
                             Shepard Street
                             P.O. Box 990
                             Ripon. WI 54971-0990

          If to Buyer at:    Coinmach Corporation
                             521 East Morehead St., Suite 590
                             Charlotte, N.C.  28202
                             Attn. Stephen R. Kerrigan

          with a copy to:    Mayer, Brown, Rowe & Maw

**Multiple asterisks throughout this Agreement indicate that the portion of this document so marked has been omitted as a confidential portion of this document and has been filed separately with the Securities and Exchange Commission.**

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                             1675 Broadway
                             New York, New York 10019-5820
                             Attn.: Ronald S. Brody, Esq.

          or to such other address as each party may designate for itself by like notice.

     13. Choice of Law - This Agreement shall be governed by the laws of the State of New York.

     14. Successors and Assigns - This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives, and assigns. This Agreement may not be assigned, transferred or otherwise conveyed by Seller without Buyer's prior written consent in the event the proposed assignee or transferee is a manufacturer, seller or distributor of Products. Such consent shall not be unreasonably withheld, conditioned or unduly delayed in the event the proposed assignee or transferee is not a manufacturer, seller or distributor of Products. This Agreement may not be assigned, transferred or otherwise conveyed by Buyer without Seller's prior written consent, which consent shall not be unreasonably withheld, conditioned or unduly delayed.

     15. Counterparts Clause; Telecopy Execution - This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

     16. Future Acquisitions - Buyer may, in the future, acquire other route businesses from independent operators and operate such either under a new wholly-owned subsidiary (if, for example, such acquisition is structured as a stock purchase with the acquired corporation not thereafter being merged into one of the entities comprising Buyer) or under one of Buyer's existing operating entities (if, for example, such acquisition is structured as. an asset purchase). In the event that Buyer consummates any such future acquisitions up to a limit of $50 million in the aggregate, Buyer or its applicable subsidiary shall remain entitled to the same benefits hereunder as if such person were a party, as an additional "Buyer," to this Agreement, and in the event any such acquisition results in a new wholly-owned or controlled subsidiary of Buyer, Buyer shall cause such new subsidiary up to a limit of $50 million of acquisitions for such subsidiaries to execute an agreement, in form and substance satisfactory to Seller, adopting the terms of this Agreement as a "Buyer" hereunder and agreeing to be bound by all the terms and provisions hereof; provided, however, that the foregoing shall not require Buyer or any such new subsidiary to take any action for acquisitions in excess of $50 million and that is prohibited by, or would otherwise result in a default under or breach of, any

**Multiple asterisks throughout this Agreement indicate that the portion of this document so marked has been omitted as a confidential portion of this document and has been filed separately with the Securities and Exchange Commission.**
          agreement or instrument to which Buyer or such new subsidiary is a party and, provided further that, until such time as any such new subsidiary has adopted this Agreement, Buyer shall cause such new subsidiary to abide and be bound by the terms hereof in the same manner as if such new subsidiary were a party hereto. However, in the event Buyer's new subsidiary is already a party to a non-cancelable supply agreement (exclusive of a supply agreement which was entered into by such new subsidiary in contemplation of Buyer's acquisition or formation of such new subsidiary), Buyer is not bound to cause such new subsidiary to execute an agreement adopting the terms of this Agreement or to abide and be bound by the terms hereof in any manner. Notwithstanding the foregoing provisions, Buyer shall use reasonable efforts to obtain the cancellation or termination of any provision preventing a new subsidiary from becoming a party to this Agreement, provided that Buyer shall not be obligated to expend funds or take any other action adverse to Buyer's interests in order to obtain such cancellation or termination, and further provided that upon the expiration of any such restrictive provision, Buyer shall cause such new subsidiary to join in and become a party to this Agreement.

     17. Incorporation of Schedules - All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as fully set forth herein

     18. Section Headings - Section headings contained in this Agreement are for convenience and reference only and shall not be deemed a part of this Agreement.

     19. Severability - If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

     20. Confidentiality - Each of Buyer and Seller shall maintain, and shall cause each of their respective employees and officers to maintain, the confidentiality of this Agreement and of all other confidential proprietary information concerning the parties hereto and their respective businesses which is obtained by either party in connection with the negotiation and performance of the transactions contemplated herein; provided, however, that each of Buyer and Seller, and their respective officers and employees, may disclose information concerning this Agreement or any other such non-public information to their respective external accountants and attorneys, or as may be required by any applicable law (including, without limitation, the reporting obligations of either Buyer or Seller under the Securities Act of 1933, the Securities Exchange Act of 1934, or the rules and regulations promulgated by the Securities and Exchange Commission), or by any order of any judicial or administrative proceeding. In addition, each of Buyer and Seller may disclose any such non-public information (i) pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory

**Multiple asterisks throughout this Agreement indicate that the portion of this document so marked has been omitted as a confidential portion of this document and has been filed separately with the Securities and Exchange Commission.**

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

          authority or proceeding (whether or not having the force or effect of law), or (ii) to (a) any person providing financing to either such party hereto, (b) any rating agency or comparable body in connection with any financing provided to either party hereto, or (c) any prospective or actual successor or assignee of either party hereto, provided that each such person to whom disclosure is made pursuant to this clause (ii) is informed of the confidential nature of such information in a manner consistent with the practice of the party making such disclosure when such party is making disclosure of its own confidential or proprietary information to persons of a similar nature. The foregoing notwithstanding, each of Buyer and Seller agree that they shall use the information contained in this Agreement, and any other confidential proprietary information which they obtain concerning the other party, only for the purpose of performing their duties and obligations under this Agreement, and that they shall not use or exploit such information for their own benefit, or for the benefit of any other person, without the other party's prior written consent.

          Notwithstanding the foregoing, Buyer and Seller shall be responsible for any breach of this confidentiality provision by any of their respective representatives, agents, advisors or providers of financing. With respect to any information to be disclosed pursuant to applicable law, legal process or by any order of any judicial, regulatory or administrative proceeding, the disclosing party will promptly notify the non-disclosing party thereof and cooperate with the non-disclosing party to the extent legally permissible if such non-disclosing party should seek to obtain an order or other reliable assurance that confidential treatment will be accorded designated portions of the confidential information.

     21. Complete Agreement - This Agreement, those documents expressly referred to herein and other documents of even date herewith (i) embody the complete agreement and understanding among the parties, and
          (ii) supersede and preempt any prior agreements (including the Existing Supply Agreement), summaries of terms and conditions, understandings, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. No waiver of any provision hereof shall be effective unless set forth by written instrument and executed by the parties hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

**Multiple asterisks throughout this Agreement indicate that the portion of this document so marked has been omitted as a confidential portion of this document and has been filed separately with the Securities and Exchange Commission.**

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

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BUYER:                                    SELLER:

COINMACH CORPORATION,                     ALLIANCE LAUNDRY SYSTEMS LLC,
a Delaware corporation                    a Delaware limited liability company


By:  /s/ Stephen R. Kerrigan              By:  /s/ Jeffrey Brothers
   -----------------------------             -----------------------------
   Title: CEO                                Title: Senior VP Sales & Marketing


SUPER LAUNDRY EQUIPMENT
CORPORATION, a New York corporation


By:  /s/ Stephen R. Kerrigan
   -----------------------------
   Title: CEO

**Multiple asterisks throughout this Agreement indicate that the portion of this document so marked has been omitted as a confidential portion of this document and has been filed separately with the Securities and Exchange Commission.**

                                    EXHIBIT A

             **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST**

**Multiple asterisks throughout this Agreement indicate that the portion of this document so marked has been omitted as a confidential portion of this document and has been filed separately with the Securities and Exchange Commission.**

                                    Exhibit B

             **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST**

**Multiple asterisks throughout this Agreement indicate that the portion of this document so marked has been omitted as a confidential portion of this document and has been filed separately with the Securities and Exchange Commission.**

                                    EXHIBIT C

             **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST**

**Multiple asterisks throughout this Agreement indicate that the portion of this document so marked has been omitted as a confidential portion of this document and has been filed separately with the Securities and Exchange Commission.**

                                    EXHIBIT D

             **OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST**

**Multiple asterisks throughout this Agreement indicate that the portion of this document so marked has been omitted as a confidential portion of this document and has been filed separately with the Securities and Exchange Commission.**